Leonardo DRS Announces Financial Results for
Fourth Quarter and Full Year 2024

•Revenue: $981 million for the fourth quarter and $3.2 billion for the year
•Net Earnings: $89 million for the fourth quarter and $213 million for the year
•Adjusted EBITDA: $148 million for the fourth quarter and $400 million for the year
•Diluted EPS: $0.33 for the fourth quarter and $0.80 for the year
•Adjusted Diluted EPS: $0.38 for the fourth quarter and $0.93 for the year
•Bookings: $1.3 billion for the fourth quarter and $4.1 billion for the year (book-to-bill ratio of 1.3)
•Backlog: $8.5 billion, up 10% from prior year
•Formalizes 2025 guidance
•Board of Directors declares a cash dividend and authorizes stock repurchase program

ARLINGTON, Va., (BUSINESS WIRE) February 20, 2025 — Leonardo DRS, Inc. (Nasdaq: DRS), a leading provider of advanced defense technologies, today reported financial results for the fourth quarter and full year ended December 31, 2024.

CEO Commentary
“Our 2024 financial results exceeded our expectations. DRS delivered record bookings, mid-teens organic revenue growth, healthy adjusted EBITDA margin expansion and solid free cash flow generation. The DRS team’s focus on our customers and helping address their most challenging missions continues to generate remarkable outcomes for our shareholders. Our outstanding people, our agility and innovation combined with our differentiated technologies are foundational to both our growth and market leadership. We remain strategically focused on capitalizing on our momentum to drive continued growth,” said Bill Lynn, Chairman and CEO of Leonardo DRS.

Summary Financial Results

(In millions, except per share amounts)	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Revenues	$981	$926	6%	$3,234	$2,826	14%

Net Earnings	$89	$74	20%	$213	$168	27%
Diluted weighted average number of shares outstanding (WASO)	268.955	265.700		267.733	264.175
Diluted Earnings Per Share (EPS)	$0.33	$0.28	18%	$0.80	$0.64	25%

Non-GAAP Financial Measures (1)
Adjusted EBITDA	$148	$131	13%	$400	$324	23%
Adjusted EBITDA Margin	15.1%	14.1%	100 bps	12.4%	11.5%	90 bps

Adjusted Net Earnings	$101	$83	22%	$249	$194	28%
Adjusted Diluted EPS	$0.38	$0.31	23%	$0.93	$0.73	27%

(1) The company reports its financials in accordance with U.S. generally accepted accounting principles (“GAAP”). Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

Revenue growth for the fourth quarter was up 6% compared to 2023. The year-over-year growth in Q4 was primarily driven by programs related to tactical radars, naval network computing, advanced infrared sensing and electric power and propulsion. Full year 2024 revenue growth was 14% over the prior year. Advanced infrared sensing, tactical radars, electric power and propulsion and force protection programs were the most significant tailwinds to growth for the full year.

Both Q4 and full year 2024 adjusted EBITDA growth was as a result of improved program execution including programs moving from development to production (namely Columbia Class), favorable program mix and operational leverage from increased volume.

Strong operating performance combined with decreased interest expense drove year-over-year net earnings and adjusted net earnings growth for the quarter. Similarly, full year 2024 net earnings and adjusted net earnings increased over the prior year due to solid operating performance and lower interest expense, somewhat offset by increased tax expense. The aforementioned trends also produced adjusted diluted EPS growth in the quarter and for the full year.

Cash Flow and Balance Sheet
Net cash flow generated by operating activities was $443 million for the fourth quarter and $271 million for the full year. Additionally, the company generated significant free cash flow in the fourth quarter of $416 million and full year free cash flow was $190 million.

At year end, the balance sheet had $598 million of cash and $203 million of outstanding borrowings under the company’s credit facility, which provides the company with sufficient financial capacity to deploy capital for growth and return capital to shareholders, while maintaining a healthy balance sheet.

Capital Deployment
DRS today announced that its Board of Directors declared a cash dividend of $0.09 per common share payable on March 27, 2025, to shareholders of record on March 13, 2025. We currently expect to continue paying quarterly cash dividends in the near future, but there can be no assurance as to those payments and their amount. Any future declarations of dividends and their record and payment dates are subject to the determination by the Board of Directors. The declaration of dividends and the amount thereof will depend on the company’s financial condition, results of operations, capital requirements, alternative uses of capital and other factors that the Board of Directors may consider at its discretion.

Additionally, the Board of Directors authorized a stock repurchase program for DRS to purchase up to $75 million of its common stock, at its discretion, commencing in March 2025 through March 2027 (two years). Under the stock repurchase program, DRS may purchase shares of its common stock through various means, including open market transactions, block purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The timing and actual number of shares repurchased are subject to market conditions and legal requirements. The program may be modified, discontinued or suspended at any time without prior notice.

Bookings and Backlog

(Dollars in millions)	Fourth Quarter		Full Year
	2024	2023	2024	2023
Bookings	$1,270	$1,014	$4,077	$3,516
Book-to-Bill	1.3x	1.1x	1.3x	1.2x
Backlog	$8,509	$7,751	$8,509	$7,751

DRS received $1.3 billion in new funded contract awards during the fourth quarter and $4.1 billion for the full year. Remarkable customer demand was evident across the company’s differentiated portfolio. Bookings in the quarter were driven primarily by demand for solutions related to electric power and propulsion, advanced infrared sensing, naval and ground network computing, tactical radars as well as airborne and intelligence sensing. For full year 2024, demand for the company’s electric power and propulsion, advanced infrared sensing, naval and ground network computing and force protection solutions contributed heavily to bookings. Additionally, the strong award volume translated to an increase in total backlog, which stood at $8.5 billion at year end.

Segment Results
Advanced Sensing and Computing (“ASC”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Revenues	$660	$605	9%	$2,118	$1,831	16%
Adjusted EBITDA	$102	$94	9%	$262	$215	22%
Adjusted EBITDA Margin	15.5%	15.5%	— bps	12.4%	11.7%	70 bps
Bookings	$721	$614		$2,609	$2,307
Book-to-Bill	1.1x	1.0x		1.2x	1.3x

ASC enjoyed healthy bookings for both the fourth quarter and full year 2024. Strong demand was diverse and balanced across the company’s advanced sensing and network computing portfolio.

ASC revenues increased in Q4 and for the full year. The growth in both periods was bolstered by programs related to advanced infrared sensing, tactical radars and naval network computing.

Adjusted EBITDA growth in Q4 was volume driven. Adjusted EBITDA and adjusted EBITDA margin increased for the full year due to improved program execution, favorable program mix and operational leverage from increased volume.

Integrated Mission Systems (“IMS”) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2024	2023	Change	2024	2023	Change
Revenues	$326	$329	(1%)	$1,138	$1,021	11%
Adjusted EBITDA	$46	$37	24%	$138	$109	27%
Adjusted EBITDA Margin	14.1%	11.2%	290 bps	12.1%	10.7%	140 bps
Bookings	$549	$400		$1,468	$1,209
Book-to-Bill	1.7x	1.2x		1.3x	1.2x

IMS bookings for the fourth quarter and full year were primarily driven by strong demand for the company’s electric power and propulsion technologies.

The slight year-over-year decline of IMS revenue in the quarter was driven by program timing on force protection efforts. Full year 2024 growth was evident across the segment with strong contribution from force protection and electric power and propulsion programs.

Adjusted EBITDA and adjusted EBITDA margin growth in the fourth quarter was propelled primarily by improved profitability on the Columbia Class program. This trend was also evident for the full year. Additionally, adjusted EBITDA and margin benefited from operational leverage on higher volume.

2025 Guidance
Leonardo DRS is formalizing 2025 guidance as specified in the table below:

Measure	2025 Guidance	2024 Results
Revenue	$3,425 million - $3,525 million	$3,234 million
Adjusted EBITDA	$435 million - $455 million	$400 million
Tax Rate	19.0%	19.3%
Diluted WASO	270.0 million	267.7 million
Adjusted Diluted EPS	$1.02 - $1.08	$0.93

The company does not provide a reconciliation of forward-looking adjusted EBITDA and adjusted diluted EPS due to the inherent difficulty in forecasting and quantifying the adjustments that are necessary to calculate such non-GAAP measures without unreasonable effort. Material changes to any one of these items could have a significant effect on future GAAP results.

Conference Call
Leonardo DRS management will host a conference call beginning at 10:00 a.m. ET on February 20, 2025 to discuss the financial results for its fourth quarter and full year 2024.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leonardo DRS Investor Relations website (https://investors.leonardodrs.com).

A replay of the conference call will be available on the Leonardo DRS website approximately 2 hours after the conclusion of the conference call.

About Leonardo DRS
Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.

Leonardo DRS Contacts

Investors	Media
Steve Vather	Michael Mount
SVP, Investor Relations & Corporate Finance	VP, Communications & Public Affairs
+1 703 409 2906	+1 571 447 4624
stephen.vather@drs.com	mmount@drs.com

Forward-Looking Statements
In this press release, when using the terms the “company”, “DRS”, “we”, “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Leonardo DRS, Inc. This press release contains forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “strives,” “targets,” “projects,” “guidance,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if future performance and outcomes are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: disruptions or deteriorations in our relationship with the relevant agencies of the U.S. government, as well as any failure to pass routine audits or otherwise comply with governmental requirements including those related to security clearance or procurement rules, including the False Claims Act; significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly; any failure to comply with the proxy agreement with the U.S. Department of Defense; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; failure to properly contain a global pandemic in a timely manner could materially affect how we and our business partners operate; the effect of inflation on our supply chain and/or our labor costs; our mix of fixed-price, cost-plus and time-and-material type contracts and any resulting impact on our cash flows due to cost overruns; failure to properly comply with various covenants of the agreements governing our debt could negatively impact our business; our dependence on U.S. government contracts, which often are only partially funded and are subject to immediate termination, some of which are classified, and the concentration of our customer base in the U.S. defense industry; our use of estimates in pricing and accounting for many of our programs that are inherently uncertain and which may not prove to be accurate; our ability to realize the full value of our backlog; our ability to predict future capital needs or to obtain additional financing if we need it; uncertainties associated with any future stock repurchases or declarations of cash dividends, which may be discontinued, accelerated, suspended, or delayed at any time due to various factors; our ability to respond to the rapid technological changes in the markets in which we compete; the effect of global and regional economic downturns and rising interest rates; our ability to meet the requirements of being a public company; our ability to maintain an effective system of internal control over financial reporting; our inability to appropriately manage our inventory; our inability to fully realize the value of our total estimated contract value or bookings; our ability to compete efficiently, including due to U.S. government organizational conflict of interest rules which may limit new contract opportunities or require us to wind down existing contracts; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; preferences for set-asides for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor; any failure to meet our contractual obligations including due to potential impacts to our business from supply chain risks, such as longer lead times and shortages of electronics and other components; any security breach, including any cyber-attack, cyber intrusion, insider threat, or other significant disruption of our IT networks and related systems, or those of our customers, suppliers, vendors, subcontractors, partners, or other third parties, as well as any act of terrorism or other threat to our physical security and personnel; our ability to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology, including our ability to avoid infringing upon the intellectual property of third parties or prevent third parties from infringing upon our own intellectual property; the conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate which may impact our reputation and ability to do business; our compliance with environmental laws and regulations, and any environmental liabilities that may affect our reputation or financial position; the outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved; various geopolitical and economic factors, laws and regulations including the Foreign Corrupt Practices Act, the Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, and those that we are exposed to as a result of our international business, including their impact on our ability to access certain raw materials; geopolitical conflicts, including the war in Israel have the potential to evolve quickly creating uncertainty in the world and broader Middle East region specifically, along with the potential for disruptions to our Israeli operations including but not limited to workforce calls for duty, transportation and other logistical impacts and reduced customer confidence; our ability to obtain export licenses necessary to conduct certain operations abroad, including any attempts by Congress to prevent proposed sales to certain foreign governments; our ability to attract and retain technical and other key personnel; the occurrence of prolonged work stoppages; the unavailability or inadequacy of our insurance coverage, customer indemnifications or other liability protections to cover all of our significant risks or to pay for material losses we incur; future changes in U.S. tax laws and regulations or interpretations thereof; certain limitations on our ability to use our net operating losses to offset future taxable income; termination of our leases or our inability to renew our leases on acceptable terms; changes in estimates used in accounting for our pension plans, including in respect of the funding status thereof; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; adverse consequences from any acquisitions such as operating difficulties, dilution and other harmful consequences or any modification, delay or prevention of any future acquisition or investment activity by the Committee on Foreign Investment in the United States; natural disasters or other significant disruptions; or any conflict of interest that may arise because Leonardo US Holding, LLC, our majority stockholder, or Leonardo S.p.A., our ultimate majority stockholder, may have interests that are different from, or conflict with, those of our other stockholders, including as a result of any ongoing business relationships Leonardo S.p.A. may have with us, and their significant ownership in us may discourage change of control transactions (our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to Leonardo S.p.A); or our obligations to provide certain services to Leonardo S.p.A., which may divert human and financial resources from our business.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this filing, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed in our latest SEC filings under “Risk Factors” of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the investor relations section of our website https://www.leonardodrs.com, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read the discussion of these factors carefully to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Consolidated Statements of Earnings (Unaudited)

(Dollars in millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues	981	926	3,234	2,826
Cost of revenues	(746)	(716)	(2,498)	(2,178)
Gross profit	235	210	736	648
General and administrative expenses	(108)	(98)	(414)	(384)
Amortization of intangibles	(5)	(6)	(22)	(22)
Other operating expenses, net	(2)	(1)	(7)	(11)
Operating earnings	120	105	293	231
Interest expense	(4)	(9)	(21)	(36)
Other, net	(5)	(1)	(8)	(3)
Earnings before taxes	111	95	264	192
Income tax provision	22	21	51	24
Net earnings	$89	$74	$213	$168

Net earnings per share from common stock:
Basic earnings per share	$0.34	$0.28	$0.81	$0.64
Diluted earnings per share	$0.33	$0.28	$0.80	$0.64

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$598	$467
Accounts receivable, net	253	151
Contract assets	872	908
Inventories	358	329
Prepaid expenses	27	21
Other current assets	55	42
Total current assets	2,163	1,918
Noncurrent assets:
Property, plant and equipment, net	440	402
Intangible assets, net	132	151
Goodwill	1,238	1,238
Deferred tax assets	120	123
Other noncurrent assets	91	89
Total noncurrent assets	2,021	2,003
Total assets	$4,184	$3,921
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$25	$57
Accounts payable	426	398
Contract liabilities	399	335
Other current liabilities	266	288
Total current liabilities	1,116	1,078
Noncurrent liabilities:
Long-term debt	340	349
Pension and other postretirement benefit plan liabilities	34	36
Deferred tax liabilities	7	4
Other noncurrent liabilities	130	129
Total noncurrent liabilities	$511	$518
Shareholders' equity:
Preferred stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 350,000,000 shares authorized; 265,064,755 and 262,525,390 shares issued and outstanding as of December 31, 2024 and 2023, respectively	3	3
Additional paid-in capital	5,194	5,175
Accumulated deficit	(2,593)	(2,806)
Accumulated other comprehensive loss	(47)	(47)
Total shareholders' equity	2,557	2,325
Total liabilities and shareholders' equity	$4,184	$3,921

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)	Year Ended
	December 31,
	2024	2023
Operating activities
Net earnings	$213	$168
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	91	85
Deferred income taxes	23	(52)
Share-based compensation expense	22	17
Other	1	1
Changes in assets and liabilities:
Accounts receivable	(102)	15
Contract assets	36	(36)
Inventories	(29)	(10)
Prepaid expenses	(6)	(1)
Other current assets	(13)	(18)
Other noncurrent assets	17	19
Defined benefit obligations	(2)	(8)
Accounts payable	15	(59)
Contract liabilities	64	102
Other current liabilities	(39)	(26)
Other noncurrent liabilities	(20)	8
Net cash provided by operating activities	271	205
Investing activities
Capital expenditures	(85)	(60)
Proceeds from sales of assets	1	1
Net cash used in investing activities	(84)	(59)
Financing activities
Net (decrease) increase in third party borrowings (maturities of 90 days or less)	(32)	20
Repayment of third party debt	(291)	(727)
Borrowings of third party debt	280	715
Proceeds from stock issuance	16	12
Cash outlay to reacquire equity instruments	(19)	(1)
Other	(10)	(4)
Net cash (used in) provided by financing activities	(56)	15
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	131	161
Cash and cash equivalents at beginning of year	467	306
Cash and cash equivalents at end of year	$598	$467

Non-GAAP Financial Measures (Unaudited)
In addition to the results reported in accordance with U.S. GAAP included throughout this document, the company has provided information regarding “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Earnings,” “Adjusted Diluted Earnings Per Share” and “Free Cash Flow” (each, a non-GAAP financial measure).

We believe the non-GAAP financial measures presented in this document will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

We define these non-GAAP financial measures as:

Adjusted EBITDA and Adjusted EBITDA Margin are defined as net earnings before income taxes, interest expense, amortization of acquired intangible assets, depreciation, deal-related transaction costs, restructuring costs and other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals and foreign exchange impacts), then in the case of adjusted EBITDA margin dividing adjusted EBITDA by revenues.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net earnings	$89	$74	$213	$168
Income tax provision	22	21	51	24
Interest expense	4	9	21	36
Amortization of intangibles	5	6	22	22
Depreciation	18	16	69	63
Deal-related transaction costs	2	3	7	7
Restructuring costs	3	1	8	11
Other one-time non-operational events	5	1	9	(7)
Adjusted EBITDA	$148	$131	$400	$324
Adjusted EBITDA Margin	15.1%	14.1%	12.4%	11.5%

Adjusted Net Earnings and Adjusted Diluted EPS are defined as net earnings excluding amortization of acquired intangible assets, deal-related transaction costs, restructuring costs and other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals and foreign exchange impacts), and the related tax impacts, then in the case of adjusted diluted EPS dividing adjusted net earnings by the diluted weighted average number of shares outstanding (WASO).

(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net earnings	$89	$74	$213	$168
Amortization of intangibles	5	6	22	22
Deal-related transaction costs	2	3	7	7
Restructuring costs	3	1	8	11
Other one-time non-operational events	5	1	9	(7)
Tax effect of adjustments (1)	(3)	(2)	(10)	(7)
Adjusted Net Earnings	$101	$83	$249	$194

Per share information
Diluted WASO	268.955	265.700	267.733	264.175

Diluted EPS	$0.33	$0.28	$0.80	$0.64
Adjusted Diluted EPS	$0.38	$0.31	$0.93	$0.73
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

Free Cash Flow is defined as the sum of the cash flows provided by (used in) operating activities, transaction-related expenditures (net of tax), capital expenditures and proceeds from sale of assets.

(Dollars in millions)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$443	$515	$271	$205
Transaction-related expenditures, net of tax	2	(4)	3	13
Capital expenditures	(29)	(18)	(85)	(60)
Proceeds from sales of assets	—	1	1	1
Free Cash Flow	$416	$494	$190	$159